Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stephen D. Axelrod, CFA
John Pougnet, CEO/CFO	Alisa Steinberg (Media)
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500
CEO@xelr8.com	steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

XELR8 HOLDINGS RAISES $0.5 MILLION THRU A PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

- Funds to be Used for Marketing and General Corporate Purposes -

DENVER, Colo. — February 20, 2008 — XELR8 Holdings, Inc. (AMEX:BZI), a provider of functional foods, beverages and nutritional supplements, today announced that it has raised $0.5 million in gross proceeds through a private placement sale of common stock and warrants with the same institutional investors and accredited investors who were involved in the May 2007 placement.

XELR8 will issue 500,000 unregistered common shares at $1.00 per share and 300,000 new warrants exercisable at $1.50 per share.  In addition, as part of the new funding, the warrant terms of the Company’s May 2007 raise have been modified such that the strike price on certain previously issued warrants has been reduced and certain callable warrant terms have been modified. The common shares will be issued subject to American Stock Exchange approval, and the Company will not be required to file a registration statement for the 500,000 common shares. The Company may call the warrants if certain conditions are met. The complete terms and conditions of the transaction are detailed in a Form 8K filed with the U.S. Securities & Exchange Commission.

The proceeds from the transaction will be used in marketing Bazi™, XELR8’s liquid dietary supplement, including furthering the expansion of its national direct selling network, expanding its website and funding working capital and for other general corporate needs.

Mr. John Pougnet, Chief Executive Officer, stated, “We are very pleased that the same participants in our May 2007 placement have elected to take part in this current offering and that they share our confidence in XELR8 Holdings’ potential.  We are excited by Bazi’s success in penetrating a very competitive space in the very short time that it has been marketed and look forward to substantial growth in the future.”

John Thomas Securities acted as a consultant to XELR8 for the transaction.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The common stock was sold only to accredited investors pursuant to the exemption provided by Regulation D promulgated under the Securities Act of 1933. The shares of common stock and shares of common stock underlying the warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering resale of only the shares underlying the warrants sold in the private placement.

- More -

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt  Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

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